Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145581) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan; the Registration Statement (Form S-8 No. 33-41007) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan; and the Registration Statement (Form S-8 No. 2-92404) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan, of our report dated June 23, 2008, with respect to the financial statements and schedules of the GATX Corporation Salaried Employees Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Ernst & Young LLP

June 23, 2008
Chicago, Illinois

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